Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
THIRD QUARTER FINANCIAL RESULTS

Initiates a Regular $0.175 Per Share Quarterly Cash Dividend Policy

 Declares a $0.325 Per Share Special Dividend

New York, New York, November 6, 2019 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the transportation of major and minor bulk commodities globally, today reported its financial results for the three months and nine months ended September 30, 2019.

The following financial review discusses the results for the three and nine months ended September 30, 2019 and September 30, 2018.

Third Quarter 2019 and Year-to-Date Highlights

●	Initiated a regular quarterly dividend policy with a dividend of $0.175 per share for the third quarter of 2019

o	Payable on or about December 5, 2019 to all shareholders of record as of November 21, 2019

●	Declared a special dividend of $0.325 per share, utilizing net cash proceeds from recently agreed upon vessel sales after paying down associated debt

o	Payable on or about December 5, 2019, to all shareholders of record as of November 21, 2019

●	Following the payment of this aggregate dividend of $0.50 per share, Genco intends to maintain an industry leading balance sheet with one of the lowest net leverage positions in the peer group

●	Amended our credit facilities to provide more flexibility on capital allocation

●	Continued to execute our comprehensive IMO 2020 strategy

o	Have installed exhaust gas cleaning systems (“scrubbers”) on 12 of our 17 Capesize vessels to date

●	In October 2019, we completed the sale of two of our oldest Handysize vessels

o	Genco Challenger, 2003-built, delivered to buyers on October 10, 2019

o	Genco Champion, 2006-built, delivered to buyers on October 21, 2019

●	We also agreed to sell our remaining two Panamax vessels

o	Genco Raptor and Genco Thunder, both 2007-built, are to be sold for an aggregate price of $20.6 million

o	Both vessels are expected to deliver to their new buyers during the fourth quarter of 2019

●	Recorded a net loss of $14.6 million for the third quarter of 2019

o	Basic and diluted loss per share of $0.35

o	Adjusted net loss of $2.4 million or basic and diluted loss per share of $0.06, excluding $12.2 million in non-cash vessel impairment charges

●	Net revenue (voyage revenues minus voyage expenses and charter hire expenses) totaled $55.3 million during the third quarter of 2019

●	Our average daily fleet-wide time charter equivalent, or TCE[1], for Q3 2019 was $11,687 marking an improvement of 58% compared to Q2 2019

●	Based on current fixtures to date, we estimate our fourth quarter 2019 TCE to date to be $14,041 for 64% of our fleet-wide available days, an improvement of 20% compared to Q3 2019

●	Recorded adjusted EBITDA of $22.7 million during Q3 2019[1]

John C. Wobensmith, Chief Executive Officer, commented, “We are pleased to return cash to shareholders, highlighting favorable drybulk market fundamentals, Genco’s compelling prospects, and the strength of our balance sheet and liquidity position.  With the declaration of both a sizeable special dividend and the initiation of a regular quarterly dividend policy, we are well positioned to create significant shareholder value, while maintaining our balance sheet strength. Today’s important development, which follows our acquisitions of fuel efficient, modern vessels last year, advances our capital allocation strategy and is a testament to the hard work our team has put into optimizing our leading platform over the past several years.”

Mr. Wobensmith continued, “During the third quarter, we have taken additional steps to strengthen Genco’s prospects. With the completion of our most significant drydocking quarter in Genco’s history behind us, we have fitted over two thirds of our Capesize fleet with exhaust gas cleaning systems to date, solidifying our ability to take advantage of a strengthening drybulk market in the fourth quarter and into 2020. As we continue to implement our comprehensive IMO strategy and near our target of 100% planned scrubber installation on our Capesize vessels ahead of January 1, 2020, we will have no scheduled drydockings for this portion of our fleet in 2020.  Based on this proactive approach to investing in our fleet, we are poised to capture the upside of positive supply and demand fundamentals going forward, maximizing fleet-wide utilization in a drybulk market that has improved sequentially in each of the last three years.”

1 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for a further reconciliation.

Initiation of Regular Quarterly Cash Dividend Policy and Declaration of Special Dividend

Credit Facility Amendments Providing Further Flexibility on Capital Allocation

Utilizing its industry leading balance sheet, Genco initiated a regular quarterly cash dividend policy of $0.175 per share, returning cash to shareholders. The Company has declared its first such dividend of $0.175 per share for the third quarter of 2019. This dividend is payable on or about December 5, 2019, to all shareholders of record as of November 21, 2019.

Also, utilizing net cash proceeds from the recently announced agreed upon sales of four vessels after the repayment of associated debt, Genco has declared a $0.325 per share special dividend. This dividend is payable on or about December 5, 2019, to all shareholders of record as of November 21, 2019.

Management and the Board of Directors took into account several considerations with regard to the special dividend and the initiation of a quarterly dividend. These include Genco’s solid balance sheet and strong liquidity position as well as strengthening drybulk market fundamentals. Following the payment of this cumulative $0.50 per share dividend, Genco expects to continue to have one of the lowest net leverage positions among its peer group.

In relation to the initiation of dividends, we have amended previous restrictions on dividends and share repurchases in our credit facilities, providing Genco with the flexibility to use its strong liquidity position to improve shareholder returns in the form of dividends or share repurchases.  We have amended the dividend and share repurchase covenants in our credit facilities such that Genco may pay dividends as follows: 1) to the extent our total unrestricted cash and cash equivalents is greater than $100 million and 18.75% of total indebtedness, whichever is higher; 2) if the collateral maintenance test ratio is more than 200%, or 3) in an amount limited to 50% of the previous quarter’s net income. Dividends going forward remain subject to approval of our Board of Directors each quarter after its review of our financial performance and will depend upon various factors, including limitations under our credit agreements and applicable provisions of Marshall Islands law.

For U.S. federal income tax purposes, we currently estimate that the recently declared special dividend and quarterly dividend will first be treated as a nontaxable return of capital to stockholders to the extent of their basis in our common stock and then as capital gain, although the tax treatment of the dividends will be based in part on our earnings and profits for the year ending December 31, 2019, which will not be determined until after the end of this year. For further details, please refer to our current report on Form 8-K filed today to which this release is an exhibit.

IMO 2020 Update

To date, we have installed scrubbers on 12 of our 17 Capesize vessels, representing a 71% completion rate. We currently have three other vessels in the shipyard being fitted with scrubbers and expect to have the remaining two Capesize vessels enter the shipyard to commence installation in the coming weeks. Therefore, we expect to complete our scrubber installation program ahead of the January 1, 2020 International Maritime Organization’s (“IMO”) compliance date limiting sulfur content in fuel consumed by vessels from 3.5% to 0.5% on a global basis.  We expect that, in addition to meeting the compliance date, this will provide us with experience operating these systems prior to the regulations entering into force.  We anticipate that our remaining fleet of minor bulk vessels will consume ultra-low sulfur compliant fuel following implementation of the IMO regulations.

The third quarter of 2019 marked our busiest quarter of drydocking of the year and a record for the Company. We had 22 vessels enter the shipyard for scrubber installations, ballast water treatment system installations, scheduled special surveys and other repairs, resulting in associated offhire time of 601 days for the quarter.

With our entire Capesize fleet of 17 vessels to enter the shipyard this year for scrubber fitting in addition to any scheduled special surveys and ballast water treatment system installations, 2019 has represented a year of substantial capital expenditure in this core portion of our fleet. This also limited our commercial trading capabilities in the short-term. This resulted in our Capesize fleet remaining in the Pacific basin, a region that saw rates trade at a discount to the Atlantic basin, notwithstanding our long-term commercial strategy that entails a more dynamic vessel positioning to better capture market fundamentals. We view this as an investment in our Capesize fleet this year as we look to maximize Capesize utilization in 2020, since we will have no scheduled drydockings for these vessels, positioning Genco to capture market upside potential going forward.

Based on current fixtures to date, we estimate the following to be our TCE to date for the fourth quarter of 2019. These initial fixtures for this period are reflective of more normalized trading patterns, particularly on our Capesize vessels, as we are over 70% complete with our scrubber fitting program.

●	Capesize: $19,779 for 62% of the available Q4 2019 days
●	Panamax: $12,322 for 51% of the available Q4 2019 days
●	Ultramax and Supramax: $12,113 for 67% of the available Q4 2019 days
●	Handysize: $11,838 for 62% of the available Q4 2019 days
●	Fleet average: $14,041 for 64% of the available Q4 2019 days

Fleet Update

We continue to divest our older, less efficient tonnage as part of our efforts to renew our fleet while reducing our carbon footprint. In October 2019, the Company completed the sales of two Handysize vessels. Specifically, we sold the Genco Challenger, a 2003-built Handysize vessel, on October 10, 2019, and the Genco Champion, a 2006-built Handysize vessel, on October 21, 2019. These ships were sold for gross prices of $5.3 million and $6.6 million, respectively.

We have also agreed to sell our two remaining Panamaxes which are expected to deliver to their new owners in Q4 2019. Specifically, we reached agreements to sell the Genco Thunder and the Genco Raptor, both 2007-built Panamaxes, for a gross price of $20.6 million in aggregate. Following the completion of these two sales, Genco will have fully exited the Panamax sector as we continue to execute our barbell approach to fleet composition and create a more focused fleet.

Financial Review: 2019 Third Quarter

The Company recorded a net loss for the third quarter of 2019 of $14.6 million, or $0.35 basic and diluted net loss per share. Comparatively, for the three months ended September 30, 2018, the Company recorded net income of $5.7 million, or $0.14 basic and diluted net earnings per share.

The Company’s revenues increased to $103.8 million for the three months ended September 30, 2019, as compared to the $92.3 million recorded for the three months ended September 30, 2018. The increase in revenues was primarily due to increased employment of vessels on spot market voyage charters partially offset by the effect of trading our Capesize vessels primarily in the Pacific basin and offhire related to scrubber installations, ballast water treatment system installations and special surveys as noted above.  The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $11,687 per day for the three months ended September 30, 2019 as compared to $10,696 per day for the three months ended September 30, 2018. In the third quarter of 2019, the drybulk market improved significantly reaching multi-year highs in the process. Specifically, the Baltic Capesize Index was supported by record steel production in China and increased Brazilian iron ore shipments under a backdrop of constrained vessel capacity due to the global fleet’s preparation ahead of IMO 2020.

Total operating expenses were $111.5 million for the three months ended September 30, 2019 compared to $80.2 million for the three months ended September 30, 2018. During the three months ended September 30, 2019, $12.2 million in non-cash impairment charges were recorded in relation to the anticipated sale of the Genco Thunder, the Genco Champion and the Genco Raptor. During the three months ended September 30, 2018, a $1.5 million gain on sale of vessels was recorded. Voyage expenses rose to $43.0 million for the three months ended September 30, 2019 versus $31.5 million during the prior year period primarily due to the increased employment of vessels on spot market voyage charters as part of our commercial strategy, in which we incur significantly higher voyage expenses as compared to time charters, spot market-related time charters and pool arrangements. Vessel operating expenses decreased to $24.7 million for the three months ended September 30, 2019, from $25.2 million for the three months ended September 30, 2018 primarily due to fewer owned vessels, partially offset by higher drydocking related expenses. General and administrative expenses increased to $6.1 million for the third quarter of 2019 compared to $5.0 million for the third quarter of 2018, primarily due to an increase in compensation related expenses as well as an increase in professional fees. Depreciation and amortization expenses increased to $18.2 million for the three months ended September 30, 2019 from $17.3 million for the three months ended September 30, 2018, primarily due to depreciation expense for the six vessels delivered during the third quarter of 2018, partially offset by a decrease in depreciation expense for the eight vessels that were sold during the second half of 2018 and the first quarter of 2019, as well as a decrease for the five vessels that were impaired during the second and third quarters of 2019.

Daily vessel operating expenses, or DVOE, amounted to $4,631 per vessel per day for the third quarter of 2019 compared to $4,434 per vessel per day for the third quarter of 2018. The increase in DVOE was predominantly due to higher drydocking related expenses. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation.

Apostolos Zafolias, Chief Financial Officer, commented, “By successfully amending our credit facilities, we have provided Genco with the ability to capitalize on its strong liquidity position to return cash to shareholders. Specifically, we have eased previous restrictions on dividends and share repurchases, which has enabled us to declare a special dividend and initiate a regular quarterly dividend. We  appreciate the ongoing support of our banking group and their confidence in our leading platform, balance sheet strength and industry fundamentals.”

Financial Review: Nine Months 2019

The Company recorded a net loss of $56.9 million or $1.36 basic and diluted net loss per share for the nine months ended September 30, 2019. This compares to a net loss of $51.2 million or $1.37 basic and diluted net loss per share for the nine months ended September 30, 2018. Net loss for the nine months ended September 30, 2019 includes $26.1 million in non-cash vessel impairment charges, a $0.2 million non-cash impairment of the operating lease right-of-use asset, as well as a gain on sale of vessels totaling $0.6 million. Net loss for the nine months ended September 30, 2018, includes non-cash vessel impairment charges of $56.6 million, a $1.5 million gain on sale of vessels as well as a loss on debt extinguishment in the amount of $4.5 million. Revenues increased to $280.8 million for the nine months ended September 30, 2019 compared to $255.3 million for the nine months ended September 30, 2018 primarily due to increased employment of vessels on spot market voyage charters, partially offset by the effect of trading our Capesize vessels primarily in the Pacific basin and offhire related to scrubber installations, ballast water treatment system installations and special surveys as noted above during the third quarter of 2019. Voyage expenses increased to $127.8 million for the nine months ended September 30, 2019 from $78.6 million for the same period in 2018.  This was primarily due to the increase of employment of vessels on spot market voyage charters during 2019 as part of our commercial strategy, in which we incur significantly higher voyage expenses as compared to time charters, spot market-related time charters and pool arrangements. TCE rates obtained by the Company decreased to $9,405 per day for the nine months ended September 30, 2019 from $10,710 per day for the nine months ended September 30, 2018, due to lower rates achieved by the majority of the vessels in our fleet. Total operating expenses for the nine months ended September 30, 2019 and 2018 were $316.8 million and $280.8 million, respectively. Total operating expenses include $26.1 million in non-cash vessel impairment charges, as well as a gain on sale of vessels of $0.6 million for the nine months ending September 30, 2019. For the nine months ended September 30, 2018, total operating expenses include non-cash vessel impairment charges of $56.6 million relating to the revaluation of certain vessels that comprise our fleet renewal plan to their respective fair values as well as a gain on the sale of vessels of $1.5 million. General and administrative expenses for the nine months ended September 30, 2019 increased to $18.3 million as compared to the $16.8 million in the same period of 2018. DVOE was $4,556 versus $4,394 in the comparative periods. The increase in DVOE was predominantly due to higher drydocking related expenses, as well as crew related expenses. EBITDA for the nine months ended September 30, 2019 amounted to $18.9 million compared to $20.9 million during the prior period. During the nine months of 2019 and 2018, EBITDA included non-cash impairment charges, an operating lease right-of-use asset non-cash impairment, gains on sale of vessels, and loss on debt extinguishment as mentioned above.

Excluding these items, our adjusted EBITDA would have amounted to $44.6 million and $80.5 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the nine months ended September 30, 2019 was $28.8 million as compared to $43.4 million for the nine months ended September 30, 2018.  Included in the net loss during the nine months ended September 30, 2019 were $26.1 million of non-cash impairment charges, a gain of $0.6 million arising from the sale of the Genco Vigour, $0.9 million of non-cash lease expense and a loss of $0.2 million related to the non-cash impairment of our right-of-use operating lease asset.  Included in the net loss during the nine months ended September 30, 2018 were $56.6 million of non-cash impairment charges, as well as a $4.5 million loss on the extinguishment of debt, a gain of $1.5 million arising from the sale of two vessels and a $5.3 million payment on the $400 Million Credit Facility. Depreciation and amortization expense for the nine months ended September 30, 2019 increased by $3.9 million primarily due to depreciation expense for the six vessels delivered during the third quarter of 2018, partially offset by a decrease in depreciation expense for the eight vessels that were sold during the second half of 2018 and the first quarter of 2019.  Additionally, there was an $8.2 million increase in the fluctuation in due from charterers due to the timing of payments received from charterers and a $5.3 million increase in the fluctuation in prepaid expenses and other current assets due to the timing of payments.  Lastly, there was a $21.2 million increase in the fluctuation in inventories associated with vessels on spot market voyage charters.  These increases were partially offset by a $9.7 million increase in deferred drydocking costs as there were more vessels that completed drydocking during the nine months ended September 30, 2019 as compared to the same period during 2018.  There was also a $5.1 million and $3.1 million decrease in the fluctuation of deferred revenue and accounts payable and accrued expenses, respectively, due to the timing of payments made.

Net cash used in investing activities was $31.8 million during the nine months ended September 30, 2019 as compared to $226.5 million during the nine months ended September 30, 2018.  Net cash used in investing activities during the nine months ended September 30, 2019 consisted primarily of $24.7 million for the purchase of scrubbers for our vessels, $10.4 million for the purchase of vessels related primarily to ballast water treatment systems and $3.6 million for the purchase of other fixed assets due to the purchase of vessel equipment.  These cash outflows during the nine months ended September 30, 2019 were partially offset by $6.3 million of proceeds from the sale of one vessel during the first half of 2019.  Net cash used in investing activities during the nine months ended September 30, 2018 consisted primarily of $239.7 million purchase of vessels related to the six vessels that delivered to us during the third quarter of 2018.  This cash outflow during the nine months ended September 30, 2018 was partially offset by $10.6 million proceeds from the sale of two vessels during the third quarter of 2018 and $3.5 million of proceeds received for hull and machinery claims related primarily to the receipt of the remaining insurance settlement for the main engine repair claim for the Genco Tiger.

Net cash used in financing activities during the nine months ended September 30, 2019 was $33.5 million as compared to net cash provided by financing activities of $144.2 million during the nine months ended September 30, 2018.  Net cash used in financing activities of $33.5 million for the nine months ended September 30, 2019 consisted primarily of the following:  $49.6 million repayment of debt under the $495 Million Credit Facility; $4.7 million repayment of debt under the $108 Million Credit Facility; $0.6 million payment of deferred financing costs; and $0.1 million payment of common stock issuance costs.  These cash outflows were partially offset by total drawdowns of $21.5 million under the $495 Million Credit Facility during the nine months ended September 30, 2019.  Net cash provided by financing activities of $144.2 million for the nine months ended September 30, 2018 consisted primarily of the $460.0 million drawdown on the $460 Million Credit Facility, the $108.0 million drawdown on the $108 Million Credit Facility and the net proceeds from the issuance of common stock on June 19, 2018 of $109.8 million partially offset by the following:  $399.6 million repayment of debt under the $400 Million Credit Facility; $93.9 million repayment of debt under the $98 Million Credit Facility; $25.5 million repayment of debt under the 2014 Term Loan Facilities; $11.5 million payment of deferred financing costs; and $3.0 million payment of debt extinguishment costs. On August 14, 2018, we entered into the $108 Million Credit Facility to finance a portion of the purchase price for the six vessels acquired during the third quarter of 2018.  On June 5, 2018, the $495 Million Credit Facility refinanced the following three existing credit facilities with its original $460 million tranche; the $400 Million Credit Facility, the $98 Million Credit Facility and the 2014 Term Loan Facilities.  Additionally, on February 28, 2019, the $495 Million Credit Facility was amended to add a tranche of $35 million for the purchase of scrubbers in addition to the original $460 million tranche used for the refinancing on June 5, 2018.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. As of November 6, 2019, our fleet consists of 17 Capesize, two Panamax, six Ultramax, 20 Supramax, and 11 Handysize vessels with an aggregate capacity of approximately 5,018,000 dwt and an average age of 9.6 years.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet as well as capital expenditures for the installation of scrubbers on our 17 Capesize vessels. Through September 30, 2019, we have paid $24.7 million in cash installments towards our scrubber program and have drawn down $21.5 million under the scrubber tranche under our $495 Million Credit Facility. We anticipate paying approximately $13.5 million of additional cash installments towards our scrubber program, for which we can draw down approximately $11.5 million under our credit facility.

During the first nine months of 2019, 17 vessels completed their respective drydockings. An additional seven of our vessels began their drydockings during the third quarter and did not complete until the fourth quarter of 2019. In addition to these seven vessels, we estimate that nine more of our vessels will be drydocked during the remainder of 2019.

We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, scrubber costs and scheduled off-hire days for our fleet for the remainder of 2019 and 2020 to be:

	Q4 2019	2020
Estimated Drydock Costs (1)	$6.0 million	$10.5 million
Estimated BWTS Costs (2)	$1.6 million	$4.7 million
Estimated Scrubber Costs (3)	$13.5 million	-
Estimated Offhire Days (4)	423	290

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Estimated costs associated with the installation of ballast water treatment systems is expected to be funded with cash on hand.

(3) We anticipate funding the acquisition and installation of scrubbers to be fitted on the remainder of our Capesize fleet through a combination of commercial bank debt and cash on hand.

(4) Actual length will vary based on the condition of the vessel, yard schedules and other factors.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
	(Dollars in thousands, except share and per share data) (unaudited)		(Dollars in thousands, except share and per share data) (unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$103,776	$92,263	$280,790	$255,336
Total revenues	103,776	92,263	280,790	255,336

Operating expenses:
Voyage expenses	42,967	31,475	127,789	78,551
Vessel operating expenses	24,711	25,155	72,260	72,642
Charter hire expenses	5,475	723	12,743	1,231
General and administrative expenses (inclusive of nonvested stock amortization	6,144	5,033	18,253	16,761
expense of $0.6 million, $0.6 million, $1.6 million and $1.8 million, respectively)
Technical management fees	1,885	2,028	5,710	5,926
Depreciation and amortization	18,184	17,269	54,532	50,605
Impairment of vessel assets	12,182	-	26,078	56,586
Gain on sale of vessels	-	(1,509)	(611)	(1,509)
Total operating expenses	111,548	80,174	316,754	280,793

Operating (loss) income	(7,772)	12,089	(35,964)	(25,457)

Other (expense) income:
Other income	86	213	523	272
Interest income	892	1,062	3,292	2,743
Interest expense	(7,797)	(7,656)	(24,496)	(24,249)
Impairment of right-of-use asset	-	-	(223)	-
Loss on debt extinguishment	-	-	-	(4,533)
Other expense	(6,819)	(6,381)	(20,904)	(25,767)

Net (loss) income	$(14,591)	$5,708	$(56,868)	$(51,224)

Net (loss) earnings per share - basic	$(0.35)	$0.14	$(1.36)	$(1.37)

Net (loss) earnings per share - diluted	$(0.35)	$0.14	$(1.36)	$(1.37)

Weighted average common shares outstanding - basic	41,749,200	41,618,187	41,739,287	37,263,200

Weighted average common shares outstanding - diluted	41,749,200	41,821,008	41,739,287	37,263,200

	September 30, 2019	December 31, 2018
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$165,876	$197,499
Restricted cash	-	4,947
Due from charterers, net	20,391	22,306
Prepaid expenses and other current assets	9,996	10,449
Inventories	22,982	29,548
Vessels held for sale	21,819	5,702
Total current assets	241,064	270,451

Noncurrent assets:
Vessels, net of accumulated depreciation of $272,074 and $244,529, respectively	1,290,741	1,344,870
Deferred drydock, net	16,039	9,544
Fixed assets, net	5,229	2,290
Operating lease right-of-use assets	8,576	-
Restricted cash	315	315
Total noncurrent assets	1,320,900	1,357,019

Total assets	$1,561,964	$1,627,470

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$41,145	$29,143
Current portion of long-term debt	70,111	66,320
Deferred revenue	6,325	6,404
Current operating lease liabilities	1,655	-
Total current liabilities	119,236	101,867

Noncurrent liabilities
Long-term operating lease liabilities	10,253	-
Deferred rent	-	3,468
Long-term debt, net of deferred financing costs of $14,054 and $16,272, respectively	434,440	468,828
Total noncurrent liabilities	444,693	472,296

Total liabilities	563,929	574,163

Commitments and contingencies

Equity:
Common stock	416	416
Additional paid-in capital	1,741,759	1,740,163
Retained deficit	(744,140)	(687,272)
Total equity	998,035	1,053,307
Total liabilities and equity	$1,561,964	$1,627,470

	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net loss	$(56,868)	$(51,224)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	54,532	50,605
Amortization of deferred financing costs	2,828	2,110
PIK interest, net	-	(5,341)
Noncash operating lease expense	911	-
Amortization of nonvested stock compensation expense	1,596	1,776
Impairment of right-of-use asset	223	-
Impairment of vessel assets	26,078	56,586
Gain on sale of vessels	(611)	(1,509)
Loss on debt extinguishment	-	4,533
Insurance proceeds for protection and indemnity claims	413	268
Insurance proceeds for loss of hire claims	-	58
Change in assets and liabilities:
Decrease (increase) in due from charterers	1,915	(6,329)
Increase in prepaid expenses and other current assets	(655)	(5,966)
Decrease (increase) in inventories	6,566	(14,647)
Decrease in other noncurrent assets	-	514
Increase in accounts payable and accrued expenses	5,061	8,169
(Decrease) increase in deferred revenue	(79)	5,017
Decrease in operating lease liabilities	(1,187)	-
Increase in deferred rent	-	988
Deferred drydock costs incurred	(11,965)	(2,233)
Net cash provided by operating activities	28,758	43,375

Cash flows from investing activities
Purchase of vessels, including deposits	(10,392)	(239,695)
Purchase of scrubbers (capitalized in Vessels)	(24,736)	-
Purchase of other fixed assets	(3,590)	(888)
Net proceeds from sale of vessels	6,309	10,626
Insurance proceeds for hull and machinery claims	612	3,466
Net cash used in investing activities	(31,797)	(226,491)

Cash flows from financing activities
Proceeds from the $108 Million Credit Facility	-	108,000
Repayments on the $108 Million Credit Facility	(4,740)	-
Proceeds from the $495 Million Credit Facility	21,500	460,000
Repayments on the $495 Million Credit Facility	(49,575)	-
Repayments on the $400 Million Credit Facility	-	(399,600)
Repayments on the $98 Million Credit Facility	-	(93,939)
Repayments on the 2014 Term Loan Facilities	-	(25,544)
Payment of debt extinguishment costs	-	(2,962)
Proceeds from issuance of common stock	-	110,249
Payment of common stock issuance costs	(105)	(496)
Payment of deferred financing costs	(611)	(11,499)
Net cash (used in) provided by financing activities	(33,531)	144,209

Net decrease in cash, cash equivalents and restricted cash	(36,570)	(38,907)

Cash, cash equivalents and restricted cash at beginning of period	202,761	204,946
Cash, cash equivalents and restricted cash at end of period	$166,191	$166,039

Three Months Ended September 30, 2019
Adjusted Net Loss Reconciliation	(unaudited)
Net loss	$(14,591)
+ Impairment of vessel assets	12,182
Adjusted net loss	$(2,409)

Adjusted net loss per share - basic	$(0.06)
Adjusted net loss per share - diluted	$(0.06)

Weighted average common shares outstanding - basic	41,749,200
Weighted average common shares outstanding - diluted	41,749,200

Weighted average common shares outstanding - basic as per financial statements	41,749,200
Dilutive effect of stock options	-
Dilutive effect of restricted stock awards	-
Weighted average common shares outstanding - diluted as adjusted	41,749,200

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net (loss) income	$(14,591)	$5,708	$(56,868)	$(51,224)
+ Net interest expense	6,905	6,594	21,204	21,506
+ Depreciation and amortization	18,184	17,269	54,532	50,605
EBITDA(1)	$10,498	$29,571	$18,868	$20,887

+ Impairment of vessel assets	12,182	-	26,078	56,586
+ Impairment of right-of-use asset	-	-	223	-
- Gain on sale of vessels	-	(1,509)	(611)	(1,509)
+ Loss on debt extinguishment	-	-	-	4,533
Adjusted EBITDA	$22,680	$28,062	$44,558	$80,497

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	58	64	58	64
Average number of vessels (2)	58.0	61.7	58.1	60.6
Total ownership days for fleet (3)	5,336	5,673	15,861	16,533
Total chartered-in days (4)	430	65	1,071	114
Total available days for fleet (5)	5,165	5,680	15,984	16,505
Total available days for owned fleet (6)	4,735	5,615	14,914	16,391
Total operating days for fleet (7)	5,130	5,623	15,737	16,318
Fleet utilization (8)	98.9%	98.5%	97.9%	98.5%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$11,687	$10,696	$9,405	$10,710
Daily vessel operating expenses per vessel (10)	4,631	4,434	4,556	4,394

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Capesize	1,564.0	1,334.5	4,641.0	3,687.5
Panamax	184.0	497.1	573.2	1,583.1
Ultramax	552.0	455.2	1,638.0	1,179.2
Supramax	1,840.0	1,932.0	5,460.0	5,733.0
Handymax	-	92.0	-	273.0
Handysize	1,196.0	1,362.1	3,549.0	4,077.1
Total	5,336.0	5,673.0	15,861.2	16,532.9

Chartered-in days
Capesize	103.5	-	182.9	-
Panamax	-	-	-	-
Ultramax	-	-	96.3	-
Supramax	247.5	-	529.3	49.4
Handymax	-	37.0	17.4	37.0
Handysize	79.2	27.6	244.8	27.6
Total	430.2	64.5	1,070.7	114.0

Available days (owned & chartered-in fleet)
Capesize	1,220.2	1,288.0	4,258.9	3,608.0
Panamax	183.7	496.1	572.9	1,582.1
Ultramax	532.9	448.8	1,715.1	1,172.5
Supramax	1,955.1	1,928.6	5,686.2	5,775.4
Handymax	-	129.0	17.4	299.9
Handysize	1,273.1	1,389.5	3,733.9	4,067.5
Total	5,165.0	5,680.0	15,984.4	16,505.4

Available days (owned fleet)
Capesize	1,116.7	1,288.0	4,076.0	3,608.0
Panamax	183.7	496.1	572.9	1,582.1
Ultramax	532.9	448.8	1,618.8	1,172.5
Supramax	1,707.6	1,928.6	5,156.9	5,726.0
Handymax	-	92.0	-	262.9
Handysize	1,193.9	1,361.9	3,489.1	4,039.9
Total	4,734.8	5,615.4	14,913.7	16,391.4

Operating days
Capesize	1,213.5	1,286.1	4,219.0	3,606.0
Panamax	183.7	472.0	565.4	1,547.9
Ultramax	530.9	445.4	1,672.7	1,152.3
Supramax	1,940.5	1,911.5	5,609.5	5,707.3
Handymax	-	124.0	17.4	292.9
Handysize	1,261.2	1,383.9	3,652.9	4,011.8
Total	5,129.8	5,622.8	15,736.9	16,318.2

Fleet utilization
Capesize	98.3%	98.5%	98.3%	99.2%
Panamax	99.9%	94.9%	98.6%	97.8%
Ultramax	99.6%	97.8%	97.5%	97.7%
Supramax	99.0%	98.9%	97.8%	98.7%
Handymax	-	96.2%	-	94.5%
Handysize	99.1%	99.6%	97.8%	98.3%
Fleet average	98.9%	98.5%	97.9%	98.5%

Average Daily Results:
Time Charter Equivalent
Capesize	$16,311	$15,168	$11,549	$14,716
Panamax	14,747	9,319	10,935	9,513
Ultramax	12,634	8,063	10,298	9,930
Supramax	9,989	10,014	8,588	10,115
Handymax	-	11,948	-	10,965
Handysize	8,945	8,719	7,488	8,655
Fleet average	11,687	10,696	9,405	10,710

Daily vessel operating expenses
Capesize	$5,174	$5,172	$5,065	$4,849
Panamax	4,809	4,039	4,538	4,149
Ultramax	4,841	4,879	4,628	4,518
Supramax	4,550	4,246	4,426	4,338
Handymax	-	3,928	-	5,012
Handysize	3,920	4,008	4,060	4,078
Fleet average	4,631	4,434	4,556	4,394

1)
EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses and charter hire expenses, divided by the number of the available days of our owned fleet during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the fourth quarter of 2019 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the fourth quarter to the most comparable financial measures presented in accordance with GAAP.

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$103,776	$92,263	$280,790	$255,336
Voyage expenses (in thousands)	42,967	31,475	127,789	78,551
Charter hire expenses (in thousands)	5,475	723	12,743	1,231
	55,334	60,065	140,258	175,554

Total available days for owned fleet	4,735	5,615	14,914	16,391
Total TCE rate	$11,687	$10,696	$9,405	$10,710

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of November 6, 2019, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, two Panamax, six Ultramax, 20 Supramax and 11 Handysize vessels with an aggregate capacity of approximately 5,018,000 dwt and an average age of 9.6 years.

The following table reflects Genco’s fleet list as of November 6, 2019:

	Vessel	DWT	Year Built
Capesize
1	Genco Resolute	181,060	2015
2	Genco Endeavour	181,060	2015
3	Genco Constantine	180,183	2008
4	Genco Augustus	180,151	2007
5	Genco Liberty	180,032	2016
6	Genco Defender	180,021	2016
7	Baltic Lion	179,185	2012
8	Genco Tiger	179,185	2011
9	Genco London	177,833	2007
10	Baltic Wolf	177,752	2010
11	Genco Titus	177,729	2007
12	Baltic Bear	177,717	2010
13	Genco Tiberius	175,874	2007
14	Genco Commodus	169,098	2009
15	Genco Hadrian	169,025	2008
16	Genco Maximus	169,025	2009
17	Genco Claudius	169,001	2010
Panamax
1	Genco Thunder	76,588	2007
2	Genco Raptor	76,499	2007
Ultramax
1	Baltic Hornet	63,574	2014
2	Baltic Mantis	63,470	2015
3	Baltic Scorpion	63,462	2015
4	Baltic Wasp	63,389	2015
5	Genco Weatherly	61,556	2014
6	Genco Columbia	60,294	2016

Supramax
1	Genco Hunter	58,729	2007
2	Genco Auvergne	58,020	2009
3	Genco Rhone	58,018	2011
4	Genco Ardennes	58,018	2009
5	Genco Brittany	58,018	2010
6	Genco Languedoc	58,018	2010
7	Genco Pyrenees	58,018	2010
8	Genco Bourgogne	58,018	2010
9	Genco Aquitaine	57,981	2009
10	Genco Warrior	55,435	2005
11	Genco Predator	55,407	2005
12	Genco Provence	55,317	2004
13	Genco Picardy	55,257	2005
14	Genco Normandy	53,596	2007
15	Baltic Jaguar	53,474	2009
16	Baltic Leopard	53,447	2009
17	Baltic Cougar	53,432	2009
18	Genco Loire	53,430	2009
19	Genco Lorraine	53,417	2009
20	Baltic Panther	53,351	2009
Handysize
1	Genco Spirit	34,432	2011
2	Genco Mare	34,428	2011
3	Genco Ocean	34,409	2010
4	Baltic Wind	34,409	2009
5	Baltic Cove	34,403	2010
6	Genco Avra	34,391	2011
7	Baltic Breeze	34,386	2010
8	Genco Bay	34,296	2010
9	Baltic Hare	31,887	2009
10	Baltic Fox	31,883	2010
11	Genco Charger	28,398	2005

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, November 7, 2019 at 8:30 a.m. Eastern Time to discuss its 2019 third quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (323) 794-2598 or (800) 479-1004 and enter passcode 3702137. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 3702137. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

   "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results continue to be affected by weakness in market conditions and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) the completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the terms of definitive documentation for the purchase and installation of scrubbers and our ability to have scrubbers installed within the price range and time frame anticipated; (xix) our ability to obtain any additional financing we may seek for scrubbers on acceptable terms; (xx) the relative cost and availability of low sulfur and high sulfur fuel or any additional scrubbers we may seek to install; (xxi) our ability to realize the economic benefits or recover the cost of the scrubbers we plan to install; (xxii) worldwide compliance with IMO 2020 regulations; (xxiii) our financial results the year ending December 31, 2019 and other factors relating to determination of the tax treatment of the recently declared special dividend and quarterly dividend and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and our subsequent reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550